Exhibit 99.1

-Contrave® Obesity Research Phase 3 Program Meets Co-Primary and Key Secondary Endpoints;

Exceeds FDA Efficacy Benchmark for Obesity Treatments-

-Contrave helps obese patients initiate and sustain meaningful weight loss, improves multiple cardiometabolic risk factors and reduces food cravings-

-Company to host conference call to discuss results in more detail at 8:00 a.m. ET today-

SAN DIEGO, July 20, 2009 — Orexigen® Therapeutics, Inc. (Nasdaq: OREX) today announced that all three remaining Phase 3 trials evaluating Contrave® (bupropion SR/naltrexone SR), its investigational drug for the treatment of obesity, met their co-primary endpoints. The results from the successfully completed Contrave Obesity Research, or COR, program of more than 4,500 patients exceed the FDA categorical efficacy benchmark for clinically significant weight loss, supporting the Company’s plan to file a New Drug Application (NDA) with the US Food and Drug Administration (FDA) in the first half of 2010.

Key top-line data from the COR Phase 3 program include the following:

•

48.0% and 56.3% of patients on Contrave32[1] in COR-I (NB-301) and COR-II (NB-303) lost at least 5% of their body weight after 56 weeks, approximately three times the placebo categorical response rates of 16.4% and 17.1%, respectively (ITT, p<0.001).

•	Contrave patients in COR-I and COR-II on Contrave32 had mean weight loss of 6.1% and 6.4% after 56 weeks, compared to 1.3% and 1.2% on placebo, respectively (ITT, p<0.001).

•

In the COR-Diabetes (NB-304) trial, 44.5% of patients on Contrave32 lost greater than or equal to 5% of their body weight after 56 weeks, more than double the 18.9% of patients on placebo (p<0.001). Contrave patients also showed a 0.6% reduction in HbA1c from baseline, compared to a 0.1% reduction in placebo. This difference of 0.5% is clinically and statistically significant (ITT, p<0.001).

•

Key secondary endpoints met across the entire COR Phase 3 program included significant improvements in cardiovascular and metabolic risk factors such as waist circumference, visceral fat, HDL cholesterol and triglycerides.

•	Additional analyses indicate that Contrave patients experienced reductions in the frequency and strength of food cravings and an increased ability to control their eating compared to placebo.

•

Contrave was generally well tolerated by patients across the COR Phase 3 program. The COR program data continue to be analyzed and compiled for submission to relevant scientific conferences, peer-reviewed journals and regulatory agencies.

“The successful completion of the COR Phase 3 program is a major milestone for Orexigen, and the results demonstrate the potential for Contrave to help patients in their battle against obesity,” said Mike Narachi, President and CEO of Orexigen. “These results highlight the benefits of Contrave, a novel drug that was specifically designed to address the behavior and reward pathways in the brain that impact one’s ability to initiate and sustain weight loss.”

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Contrave32 is a proprietary fixed-dose combination of bupropion SR 360mg/naltrexone SR 32mg. References to Contrave16 and Contrave48 relate to combinations containing naltrexone SR 16mg or naltrexone SR 48mg, respectively.

Trial Design and Results of COR Phase 3 Trials

All Phase 3 trials in the COR program were 56 week, randomized, double-blind, placebo-controlled trials. The co-primary endpoints were the proportion of patients achieving at least 5% weight loss and percent change in body weight compared to placebo. These endpoints were analyzed using intent-to-treat (ITT) last observation carried forward (LOCF) of all randomized patients who had at least one post-baseline observation while on study drug. Secondary endpoints included multiple measures of cardiometabolic risk, food cravings and eating control, as well as HbA1c in the COR Diabetes trial. Patients were randomized to receive either placebo or Contrave, BID, with a four week titration period.

COR-I (NB-301): A trial designed to assess the safety, tolerability and efficacy of Contrave16 and Contrave32 versus placebo in 1,742 obese patients. This trial incorporated a typical diet and exercise regimen and was conducted at 34 US centers.

	Intent-To-Treat (N=1,453)						Completers (N=870)
	28 weeks			56 weeks			56 weeks
	Contrave32 (n=471)		PBO (n=511)	Contrave32 (n=471)		PBO (n=511)	Contrave32 (n=296)		PBO (n=290)
Mean Weight Loss (%)	6.1	%*	1.7%	6.1	%*	1.3%	8.1	%*	1.8%
Mean Weight Loss (lbs)	13.2	*	3.8	13.3	*	3.0	17.6	*	4.1
Greater than or equal to 5% weight loss rates	52.9	%*	17.4%	48.0	%*	16.4%	61.8	%*	23.1%

*	p<.001

Contrave16 patients (n=471) experienced mean weight loss from baseline of 5.4% and 5.0% at 28 and 56 weeks, respectively; 44.4% and 39.5% of patients lost greater than or equal to 5% of their body weight at 28 and 56 weeks. All of these differences from placebo were highly statistically significant.

COR-II (NB-303): A trial designed to assess the safety, tolerability and efficacy of Contrave32 versus placebo in 1,496 obese patients. After week 28, patients not achieving 5% weight loss were re-randomized in a blinded fashion to assess whether increasing the dose to Contrave48 would result in additional weight loss.# This trial incorporated a typical diet and exercise regimen and was conducted at 36 US centers.

	Intent-To-Treat (N=1,281)						Completers (N=701)
	28 weeks†			56 weeks‡			56 weeks‡
	Contrave32 (n=825)		PBO (n=456)	Contrave32 (n=702)		PBO (n=456)	Contrave32 (n=434)		PBO (n=267)
Mean Weight Loss (%)	6.5	%*	1.9%	6.4	%*	1.2%	8.2	%*	1.5%
Mean Weight Loss (lbs)	14.0	*	4.3	13.8	*	2.8	17.5	*	3.4
Greater than or equal to 5% weight loss (%)	55.6	%*	17.5%	56.3	%*	17.1%	75.8	%*	21.7%

#	There was no statistical difference between patients re-randomized to Contrave32 or Contrave48; results not shown.
†	Primary endpoint
‡	Pre-specified secondary endpoint; Contrave32 patients not achieving 5% weight loss double weighted because Contrave48 patients were excluded from efficacy analysis.
*	p<.001

COR-Diabetes (NB-304): A trial designed to assess the safety, tolerability and efficacy of Contrave32 versus placebo in 505 obese patients with type 2 diabetes. Measures of HbA1c and other measures of glycemic control were key secondary endpoints. This trial incorporated a typical diet and exercise regimen and was conducted at 52 US centers.

	Intent-To-Treat (N=424)						Completers (N=275)
	28 weeks			56 weeks			56 weeks
	Contrave32 (n=265)		PBO (n=159)	Contrave32 (n=265)		PBO (n=159)	Contrave32 (n=175)		PBO (n=100)
Mean Weight Loss (%)	5.2	%*	2.0%	5.0	%*	1.8%	5.9	%*	2.2%
Mean Weight Loss (lbs)	11.9	*	4.7	11.6	*	4.2	13.5	*	5.1
Greater than or equal to 5% weight loss (%)	45.7	%*	18.9%	44.5	%*	18.9%	53.1	%*	24.0%

*	p<.001

Across the entire COR program, seven serious adverse events were attributed by investigators as possibly related to Contrave treatment. These include cholecystitis (gallbladder inflammation) (2), seizure (2), palpitations (1), paresthesia (1) and vertigo (1). The most frequently observed treatment-emergent adverse events were nausea, constipation and headache. Nausea was the leading adverse event resulting in discontinuation; however, for the majority of patients experiencing nausea, it was mild to moderate, transient and manageable.

At week 56, mean blood pressure was generally unchanged from baseline for Contrave patients compared to placebo patients, who tended to experience a slight decrease (approximately 2 mm Hg) from baseline. Contrave treatment did not appear to disrupt the normal circadian pattern of blood pressure. There was a slight increase in pulse (approximately 1 beat per minute) in Contrave patients compared to placebo patients, whose pulse was generally unchanged. There were no meaningful treatment effects on ECGs or laboratory measures including liver function tests. Treatment with Contrave was not associated with increases in symptoms of depression or suicidal ideation.

“The data are remarkably consistent across the COR program, giving us greater confidence that Contrave has the potential to help obese patients, even those with diabetes, to initiate and sustain weight loss and improve their health,” said Dr. Ken Fujioka, Lead Investigator, Director of Nutrition and Metabolic Research, Scripps Clinic. “These results mark the beginning of an exciting new era in the treatment of the global obesity epidemic where drug therapies may play an increasingly important role.”

Conference Call

The Company has scheduled a conference call today, July 20, at 8:00 a.m. Eastern Time to discuss further details from these trials. The live call may be accessed by calling 1-800-561-2813, (domestic) 617-614-3529 (international); meeting code: 14007929. The webcast can be accessed live on the investor relations section of the Company’s web site at http://www.Orexigen.com and will be archived for 14 days following the call.

About Contrave

Contrave is an investigational medication for the treatment of obesity believed to have a unique mechanism of action that works at two levels within the central nervous system: one associated with controlling the balance of food intake and metabolism and another involved in controlling food preference, reward and cravings. We believe that Contrave has the potential to be the first treatment for obesity to target both of these reward centers in the central nervous system. Contrave is believed to initiate and sustain significant weight loss over one year of treatment by reducing appetite, increasing metabolism and allowing the body to continue losing weight by offsetting its natural tendency to fight back and slow down the weight loss process.

Orexigen reported the results of the COR-BMod (NB-302) trial in January 2009. This was a 56-week trial designed to assess the safety, tolerability and efficacy of Contrave32 versus placebo in 793 obese patients combined with an underlying intensive behavior modification regimen. The trial was conducted at nine U.S. centers.

About Orexigen® Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead investigational product, Contrave, has completed Phase 3 clinical trials and is on track for a regulatory submission with the FDA in the first half of 2010. The Company’s second product, Empatic™, is in the later stages of Phase 2 clinical development, with results expected in the second half of 2009. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss, through combination therapeutic approaches. Further information about the Company can be found at http://www.Orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the efficacy and safety of Contrave®, the potential for, and timing of, an NDA submission for Contrave, the commercial and therapeutic potential of Contrave, and the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic™. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: additional analyses of data from the Contrave Phase 3 trials and any other clinical trials of Contrave may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted clinical trials; the FDA may not agree with the Company’s interpretation of efficacy and safety results; earlier clinical trials may not be predictive of future results; Contrave or Empatic may not receive regulatory approval on a timely basis or at all, and the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for either product candidate; the potential for adverse safety findings relating to Contrave or Empatic to delay or prevent regulatory approval or commercialization, or result in product liability claims, including serious adverse events that are not characterized by clinical investigators as possibly related to Contrave; the third parties on whom Orexigen relies to assist with the development programs for Contrave or Empatic, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the data or materials generated by such third parties may be of insufficient quality to include in the Company’s regulatory submissions; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; Orexigen may be unable to enter a collaboration or partnership relating to Contrave for promotion to broader markets on attractive terms or at all; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Information included herein is based on the Company’s review and evaluation of the clinical data. All conclusions and determinations contained herein are subject to the Company’s further analysis of the clinical data. The ultimate determination of the safety and efficacy of Contrave and Empatic will be made by the FDA and other relevant regulatory authorities.

SOURCE Orexigen Therapeutics, Inc.

Orexigen Contact:	Media Contacts:
Graham Cooper	Liz Frank	Lori Rosen
(858) 875-8600	(212) 301-7216	(212) 301-7173

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